Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (“Sixth Amendment”) is dated for reference purposes only as of April 29, 2016, by and between GI TC ONE WILSHIRE, LLC, a Delaware limited liability company (“Landlord”), and CORESITE ONE WILSHIRE, L.L.C., a Delaware limited liability company (formerly known as CRG West One Wilshire, L.L.C.) (“Tenant”).

R E C I T A L S:

A.                                    Hines REIT One Wilshire L.P., a Delaware limited partnership (“Hines”) and Tenant entered into that certain Lease dated as of August 1, 2007 (the “Original Lease”), as amended by that certain:  (i) First Amendment to Lease dated as of May 1, 2008 (the “First Amendment”) between Hines and Tenant; (ii) Second Amendment to Lease dated as of November 5, 2009 (the “Second Amendment”) between Hines and Tenant; (iii) Third Amendment to Lease dated as of June 15, 2011 (the “Third Amendment”) between Hines and Tenant; (iv) Fourth Amendment to Lease dated as of January 9, 2013 (the “Fourth Amendment”) between Hines and Tenant; and (v) Fifth Amendment to Lease dated as of May 29, 2015 (the “Fifth Amendment”) between Landlord (as successor-in-interest to Hines) and Tenant.

B.                                    The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are collectively referred to herein as the “Existing Lease.”

C.                                    Pursuant to the Existing Lease, Tenant is currently leasing from Landlord certain space referred to in the Fourth Amendment as the “Existing Premises” and consisting of approximately 162,122 rentable square feet within that certain office building located at 624 S. Grand Avenue, Los Angeles, California (the “Building”).

D.                                    References to “the Lease” in this Sixth Amendment, and, following the date on which both Landlord and Tenant have executed and delivered this Sixth Amendment (the “Sixth Amendment Date”), references to “this Lease” in the Original Lease and references to “the Lease” in the Existing Lease, shall all mean and refer to the Existing Lease, as amended by this Sixth Amendment.

E.                                     Landlord and Tenant now desire to amend the Existing Lease to (i) provide for and memorialize Tenant’s exercise of the RP Extension Option with respect to all of the Remainder Premises (as defined in the Fifth Amendment) that is other than Suite 1717, and (ii) modify various terms and provisions of the Existing Lease, all as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Capitalized Terms.  Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Sixth Amendment shall have the meaning given such terms in the Existing Lease.

2.                                      Exercise of RP Extension Option.  The parties hereby agree that this Sixth Amendment shall constitute Tenant’s proper and timely exercise of the RP Extension Option with respect to all of the Remainder Premises that is other than Suite 1717 (i.e., Suite 700, Suite 900, Suite 901, Suite 902, Suite 905, and Suite 930, which contains a total of approximately 20,697 rentable square and pursuant to Section 7.2 of the Fourth Amendment shall be referred to herein, collectively, as the “RP Extension Premises”).  As a result of such exercise:

2.1                               the Lease Term for the RP Extension Premises is hereby extended through the Extended Term Expiration Date upon all of the terms and conditions of the Existing Lease applicable to the Extension Premises (subject to the modifications set forth below in this Sixth Amendment) and the RP Extension Premises shall be deemed to be, for all purposes under the Lease, part of the Extension Premises;

2.2                               the Lease Term for Suite 1717 (which pursuant to Section 7.2 of the Fourth Amendment shall be referred to herein as the “RP Eliminated Space”) shall expire on the Existing Premises Expiration Date and Tenant shall surrender and deliver exclusive possession of the RP Eliminated Space to Landlord on or prior to the Existing Premises Expiration Date in accordance with and subject to Section 7.3.2 of the Fourth Amendment;

2.3                               the Base Rent payable by Tenant during the Extended Term for the RP Extension Premises shall be determined in accordance with Section 3 of the Fourth Amendment (except that, effective as of the Extended Term Commencement Date, the annual Base Rent payable for each of Suites 900, 901, 902 and 930 of the RP Extension Premises [each such applicable Suite sometimes referred to herein an “Office Use RP Suite”] shall equal $32.00 per rentable square foot of such applicable Office Use RP Suite, and shall be increased on each annual anniversary of the Extended Term Commencement Date at the rate of 3% per annum on a cumulative and compounded basis; provided, however, if at any time from and after the Extended Term Commencement Date, Tenant uses any portion of an Office Use RP Suite for Colocation or any of the other uses described in the first sentence of Section 7 of the Summary of the Original Lease, and not solely and exclusively for general office and/or storage uses (herein, a “Non-Office Use Event”), then from and after the date such Non-Office Use Event occurs in such applicable Office Use RP Suite, the Base Rent payable by Tenant for such applicable Office Use RP Suite shall be determined in accordance with Section 3 of the Fourth Amendment without regard to this exception; provided further, however, if such Non-Office Use Event occurs in Suite 901, then from and after the date such Non-Office Use Event occurs in Suite 901, the Base Rent payable by Tenant for Suite 901 shall initially equal the product of (i) the Base Rent rate per rentable square foot applicable to Suite 905 of the Extension Premises as of such date, multiplied by (ii) the rentable square feet in Suite 901, and shall thereafter be increased at the same time and at the same Base Rent rate per rentable square foot as and when applicable to Suite 905);

2.4                               Tenant’s Share during the Extended Term shall equal 23.82%, calculated as (i) 157,554 rentable square feet of the Extension Premises (reflecting the exclusion of the

Storage Space), divided by (ii) 661,553 rentable square feet of the Building, stated as a percentage rounded to two decimal places, and the Base Year for calculating Tenant’s Share of increases in Direct Expenses shall continue to be as set forth in the Lease (except that effective as of the Extended Term Commencement Date, the Base Year for calculating Tenant’s Share of increases in Direct Expenses with respect to each Office Use RP Suite shall be revised to be calendar year 2017; provided, however, if at any time from and after the Extended Term Commencement Date, a Non-Office Use Event occurs in an Office Use RP Suite, then from and after the date such Non-Office Use Event occurs in such applicable Office Use RP Suite, the Base Year for calculating Tenant’s Share of increases in Direct Expenses with respect to such applicable Office Use RP Suite shall be determined without regard to this exception);

2.5                               the number of Parking Spaces that Tenant shall have the right to use under the Lease during the Extended Term shall equal 72 Parking Spaces, calculated as 4.55 x 157,554 rentable square feet of the Extension Premises ÷ 10,000, with (A) 52 of such Parking Spaces as unreserved covered (non-tandem) parking spaces, and (B) 20 of such Parking Spaces as reserved covered (non-tandem) parking spaces; and

2.6                               the Maximum Power Building Amount, the Maximum Generator Power Amount, the Riser Allocation Amount, and the Generator Allocation Amount shall, during the Extended Term, remain at the same amounts in place immediately prior to the Extended Term Commencement Date regardless of the expiration of the Lease Term for RP Eliminated Space pursuant to Section 2.2 above.

3.                                      4/105 Conduits and 4/1140 Conduits.

3.1                               4/105 Conduits.  During the period (the “4/105 Conduit Term”) commencing retroactively as of March 1, 2016, Tenant shall have the right to install, and, after installation, the exclusive right to use, two, four inch (4”) conduits (conduit Id Nos. 3030 and 3031) running from the 4th Floor Space to Suite 105 for the purposes of installing and maintaining therein telecommunications cabling and/or wiring (collectively, the “4/105 Conduits”).  The first sentence of the second paragraph of Section 6.9.10 of the Original Lease shall not apply with respect to the 4/105 Conduits, and during the 4/105 Conduit Term, Tenant shall pay to Landlord rent for the right to use each 4/105 Conduit (regardless of whether the applicable 4/105 Conduit is actually used by Tenant) equal to $500.00 per month for each 4/105 Conduit, which monthly rents shall be (i) increased as of March 1, 2017 and each March 1 thereafter at the rate of 3% per annum on a cumulative, compounded basis, and (ii) payable in advance on or before the first (1st) day of each month during the 4/105 Conduit Term.

3.2                               4/1140 Conduits.  During the period (the “4/1140 Conduit Term”) commencing May 1, 2016, Tenant shall have the right to install, and, after installation, the exclusive right to use, four, four inch (4”) conduits (conduit Id Nos. 3032, 3033, 3034 and 3035) running from the 4th Floor Space to Suite 1140 for the purposes of installing and maintaining therein telecommunications cabling and/or wiring (collectively, the “4/1140 Conduits”).  The first sentence of the second paragraph of Section 6.9.10 of the Original Lease shall not apply with respect to the 4/1140 Conduits, and during the 4/1140 Conduit Term, Tenant shall pay to Landlord rent for the right to use each 4/1140 Conduit (regardless of whether the applicable 4/1140 Conduit is actually used by Tenant) equal to $1,750.00 per month for each 4/1140

Conduit, which monthly rents shall be (i) increased as of May 1, 2017 and each May 1 thereafter at the rate of 3% per annum on a cumulative, compounded basis, and (ii) payable in advance on or before the first (1st) day of each month during the 4/1140 Conduit Term.

3.3                               General Terms.  The 4/105 Conduits and the 4/1140 Conduits (sometimes referred to herein, collectively, as the “Sixth Amendment Conduits”), and any wiring or cabling installed therein, shall be installed by Tenant at Tenant’s sole cost and expense in accordance with Sections 6.9 and 8.1 of the Original Lease.  The Sixth Amendment Conduits shall be deemed to be part of the Supplemental Equipment and the area of the Building in which the Sixth Amendment Conduits are located shall be deemed to be part of the Supplemental Areas.  Except as provided in this Section 3, all of the TCCs related to the Supplemental Equipment and Supplemental Areas shall apply with respect to the Sixth Amendment Conduits (including, without limitation, the Special Use Conditions set forth in Section 2.1 of the Summary, and Section 6.9 of the Original Lease).  In addition, the Sixth Amendment Conduits shall be deemed Amendment Conduits for all purposes under Section 10.4 of the Fourth Amendment.  Effective as of Sixth Amendment Date, the phrase “and/or the 4/105 Conduit Term and/or the 4/1140 Conduit Term” is added after the phrase “and/or the 4/805 Conduit Term” in Section 10.4.2 of the Fourth Amendment (as added by Section 4.2.4 of the Fifth Amendment).

4.                                      Brokers.  Landlord and Tenant each represents and warrants to the other that:  (i) it has had no dealings with any real estate broker or agent in connection with the negotiation and execution of this Sixth Amendment other than (a) Hines Interests Limited Partnership (“Hines Interests”) representing Landlord (whose commissions, if any, shall be paid by Landlord pursuant to a separate agreement between Landlord and Hines Interests) and (b) CoreSite Realty Corporation (“CS Realty”) representing Tenant (whose commissions, if any, shall be paid by Tenant pursuant to a separate agreement between Tenant and CS Realty); and (ii) it knows of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the breach by the indemnifying party of any of such indemnifying party’s representations, warranties and/or covenants set forth above in this Section 4.

5.                                      No Further Modification.  Except as set forth in this Sixth Amendment, all of the terms and provisions of the Existing Lease shall remain unmodified and in full force and effect.

6.                                      Counterparts.  This Sixth Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE CONTINUED ON NEXT PAGE

IN WITNESS WHEREOF, this Sixth Amendment has been executed by each of the parties as of the day and year written immediately below their respective signatures.

“LANDLORD”	GI TC ONE WILSHIRE, LLC,
a Delaware limited liability company

	By:	/s/ Tony Lin
	Name:	Tony Lin
	Its:	Authorized Person

	Date:	May 31, 2016

“TENANT”	CORESITE ONE WILSHIRE, L.L.C.,
a Delaware limited liability company

	By:	/s/ Tom Ray
	Name:	Tom Ray
	Its:	President

	Date:	May 25, 2016